UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 14, 2012

EMC INSURANCE GROUP INC.
(Exact name of registrant as specified in its charter)

Iowa	0-10956	42-6234555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Mulberry Street, Des Moines, Iowa	50309
(Address of principal executive offices)	(Zip Code)

(515) 345-2902
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Effective March 14, 2012, the Registrant’s Board of Directors temporarily suspended the issuance of shares of common stock under the Registrant’s Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”).  As a result, dividends will not be reinvested and optional cash purchases will not be permitted under the Plan.  Those stockholders who previously reinvested dividends will now receive a dividend check in lieu of reinvestment.

The temporary suspension of the issuance of shares of common stock under the Plan was due to a late filing of a Current Report on Form 8-K.  In late 2011, the Registrant determined that it had inadvertently failed to file, on a timely basis, an amendment to a Current Report on Form 8-K filed on June 1, 2011 (which disclosed the results of voting at the 2011 Annual Meeting of Stockholders) to disclose the final determination by the Board of Directors regarding the frequency on which future “say-on-pay” votes would be held.  The amendment was required to be filed no later than 150 calendar days after the date of the Annual Meeting, but in no event later than 60 days before the deadline for submission of stockholder proposals for the 2012 Annual Meeting.  The required amendment to the Current Report on Form 8-K was filed on November 8, 2011, resulting in the amendment being filed late by approximately 22 days.  The late filing precluded the updating of the S-3 Registration Statement for the Plan because the updating and continued use of the S-3 Registration Statement is conditioned upon the requirement that the Registrant has filed all required reports in a timely manner during the twelve months, and any portion of a month, immediately preceding the filing of the Annual Report on Form 10-k for the year ended December 31, 2011, a condition the Registrant did not meet.

 It is the intent of the Board of Directors to reinstate the issuance of shares of common stock under the Plan at such time that all required reports have been filed in a timely manner.  The letter sent to stockholders announcing the suspension of the Plan is furnished as Exhibit 99.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99	Letter to Stockholders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, on March 16, 2012.

EMC INSURANCE GROUP INC.
Registrant

/s/ Mark E. Reese
Mark E. Reese
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99	Letter to Stockholders